EXHIBIT 10.1

COHEN BROTHERS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of COHEN BROTHERS, LLC, dated as of December 16, 2009, is entered into by and among each of the Members set forth on the signature pages hereto. This Agreement, as it may be amended from time to time, shall be binding on any Person who at the time is a Member regardless of whether the Person has executed this Agreement or any amendment hereto.

Background

Cohen Brothers, LLC, a Delaware limited liability company doing business as Cohen & Company (the “Company”), is a party to an Agreement and Plan of Merger, dated February 20, 2009 and amended June 1, 2009, August 20, 2009 and September 30, 2009 (the “Merger Agreement”), pursuant to which on the date hereof Alesco Financial Holdings, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Alesco Financial Inc. (“AFN” or “Parent”), merged (the “Merger”) with and into the Company.

Pursuant to the Merger Agreement, the Company is the surviving entity of the Merger and this Agreement is the limited liability company agreement of the Company.

Pursuant to the Merger Agreement, certain Persons who were Members of the Company prior to the Merger had, at the Effective Time (as defined in the Merger Agreement), the right to receive either common stock of AFN or retain recapitalized membership interests in the Company.

Pursuant to the Merger Agreement, prior to or contemporaneously with the Merger, AFN contributed to Merger Sub or a subsidiary of Merger Sub substantially all of the assets of AFN not already owned, directly or indirectly, by Merger Sub (the “Contribution”).

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, consistently applied; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”, (vii) the words “not including” mean “excluding only”, and (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.

Section 1.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

“Act”: The Delaware Limited Liability Company Act in its present form or as amended from time to time.

“Adjusted Basis”: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit”: With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after increasing such Capital Account by any amounts which such Member is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed obligated to contribute to the Company pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and reducing such Capital Account by the amount of the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate”: When used with reference to any Person, any Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of 50% or more of the equity interests).

“Agreement”: This Limited Liability Company Agreement in its present form or as amended, supplemented or restated from time to time in accordance with the terms hereof.

“Assignee”: A Person to whom a Membership Interest has been Transferred and who has not been admitted as a Member.

“Available Cash from Operations”: For each applicable period, an amount equal (a) to all cash revenues received by the Company during the applicable period from any source (including proceeds of business interruption or other insurance, but excluding funds received as Capital Contributions and the proceeds of a Capital Transaction), (b) less the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Managers to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company subsequent to such period), or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; and (c) plus any such reserves previously established and not applied and no longer necessary for the purposes of such reserve.

“Available Cash from Capital Transactions”: All cash receipts of the Company arising from a Capital Transaction (including principal and interest received on a debt obligation received as consideration, in whole or in part, on a sale of assets and the net proceeds of refinancing of any indebtedness of the Company), less all expenses incurred and reserves determined by the Board of Managers to be necessary in connection with the Capital Transaction.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which national banks in Delaware are not open for business or are authorized by law to close.

“Capital Account”: The capital account of a Member maintained in accordance with Section 4.6.

“Cash Amount”: Means, with respect to a Tendering Member, an amount of cash equal to the product of (A) the Value of a Common Share and (B) such Tendering Member’s Common Shares Amount determined as of the date of receipt by Parent of such Tendering Member’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Capital Contribution”: With respect to any Member, the amount of money and the Carrying Value of any asset that such Member has contributed or is deemed to have contributed to the Company.

“Capital Transaction”: A transaction in which the Company or any Subsidiary borrows money, sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, receives the proceeds of property damage insurance, or any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Carrying Value”: Carrying Values means with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the Board of Managers at the time the asset is contributed;

(ii) the Carrying Values of the Company’s assets shall be adjusted in accordance with Regulations Section 1.704-1(b)(iv)(f) as of the following times: (a) upon the acquisition of any other additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution or upon the acquisition of more than a de minimis profit interest in the Company; (b) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the Board of Managers; and

(iv) the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Board of Managers determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss. For purposes of the definition of Carrying Value, the assets and property of the Subsidiary shall be treated as if they were the assets and property of the Company.

“Certificate”: The Certificate of Formation of the Company filed with the Secretary of State, as amended and restated from time to time in accordance with the Act and this Agreement.

“Common Shares”: Shares of Common Stock, par value $.001 per share, of Parent.

“Common Shares Amount”: Means a number of Common Shares equal to the product of (a) the number of Tendered Units and (b) the Exchange Ratio in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that, in the event that Parent issues to all holders of Common Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Parent’s stockholders to subscribe for or purchase Common Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Common Shares Amount shall also include such Rights that a holder of that number of Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Common Shares determined by Parent in good faith.

“Company”: Cohen Brothers, LLC, a Delaware limited liability company, and any successor limited liability company which continues the business thereof and is a reformation or reconstitution thereof, in each case in accordance with the terms of this Agreement.

“Company Change of Control”: The earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into a corporation, limited liability company or other business entity, or (iv) the date any entity, person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Daniel G. Cohen and his affiliates, shall have become the beneficial owner (as defined in the Exchange Act) of, or shall have obtained voting control over, more than 15% of the outstanding Units. For purposes of this definition, “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the referenced person.

“Company Security”: Any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company).

“Contingent Convertible Notes”: The 7.625% Contingent Convertible Senior Notes Due 2027 issued by Parent on May 15, 2007 and June 13, 2007 (pursuant to that certain Indenture, dated as of May 15, 2007, by and between Parent and U.S. Bank National Association).

“Conversion”: As defined in Section 12.3(a).

“Debt Service Distribution(s)”: Other than Voluntary Debt Service Distributions, the following amounts:

(a) An amount equal to the payments required to be made by Parent in accordance with the Contingent Convertible Notes. Parent shall provide the Company with the calculation of any payments due in accordance with the Contingent Convertible Notes at least two (2) Business Days prior to the date on which any payment on the Contingent Convertible Notes is due and payable; and

(b) An amount equal to the payments required to be made by Parent in accordance with the Junior Subordinated Notes. Parent shall provide the Company with a calculation of any payments due in accordance with the Junior Subordinated Notes at least two (2) Business Days prior to the date on which any payment on the Junior Subordinated Notes is due and payable.

“Depreciation”: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Board of Managers.

“Designated Non-Parent Member”: Means a Member other than Parent having a Percentage Interest of at least 10%.

“Exchange Ratio”: Shall initially be 1.0. Upon the occurrence of (i) the issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) a subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) a combination of outstanding Common Shares into a smaller number of Common Shares (any of the foregoing, an “Extraordinary Stock Event”), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following such Extraordinary Stock Event, and the denominator of which shall be the number of Common Shares outstanding immediately prior to such Extraordinary Stock Event. The Exchange Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event.

“Family Group”: The “Family Group” of any Person shall mean such Person, such Person’s sole member, and such Person’s or such sole member’s spouse, parent, sibling and descendants (whether natural or adopted) and any estate, trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such sole member or such Person’s or sole member’s spouse, parent, sibling and/or descendant that is and remains solely for the benefit of such Person, such sole member and/or such Person’s or such sole member’s spouse, parent, sibling and/or descendants and any self-directed retirement plan for such individual.

“First Level Distribution”: First Level Distribution means, as to any Fiscal Year, an amount equal to: (x) the total of (i) the amount determined by the Board of Managers (in consultation with Parent) as the aggregate federal, state and local income, excise or franchise tax liability of Parent with respect to the Fiscal Year (“Parent Taxes”), but not less than the amount of Parent Taxes as shown on the tax returns filed with respect to the Fiscal Year, plus (ii) the amount of any interest, penalty or additions to tax required to be paid in the Fiscal Year with respect to any other Fiscal Year, minus (iii) the amount of any refunds or credits received or accrued by Parent in the Fiscal Year with respect to any other Fiscal Year, divided by (y) the Percentage Interest of Parent with respect to the Fiscal Year.

“Fiscal Year”: The 12-month period beginning on January 1 of each year and ending on December 31 of such year.

“Forced Conversion”: As defined in Section 12.4(a).

“Junior Subordinated Notes”: The notes issued by Parent to (x) Alesco Capital Trust I pursuant to that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent and Wells Fargo Bank, N.A., and (y) Sunset Financial Statutory Trust I pursuant to that certain Junior Subordinated Indenture, dated as of March 15, 2005, between Sunset Financial Resources, Inc. and Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association).

“Liens”: Any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Loss”: As defined in Section 5.2.

“Market Price”: Has the meaning set forth in the definition of “Value.”

“Majority Vote”: The written consent of, or an affirmative vote by, more than 50% of the voting power of the Units.

“Managers”: Any Person serving at the time as a manager of the Company as provided in this Agreement. The Managers collectively constitute the Board of Managers.

“Members”: Any Person who at the time is a record holder or record owner of a Company Security.

“Member Nonrecourse Deductions”: Has the same meaning as partner nonrecourse deductions in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest”: A Member’s entire interest in the Company, as represented by such Member’s Units.

“Minimum Gain on Nonrecourse Liability”: The aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

“Minimum Gain on Member Nonrecourse Debt”: The aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Member Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Nonrecourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

“Non-Parent Members”: The Members other than Parent.

“Nonrecourse Deductions”: As defined in Regulations Section 1.704-2(b)(1).

“Notice of Redemption”: Means the Notice of Redemption substantially in the form of Exhibit “A” attached to this Agreement.

“Notice of Conversion”: Means the Notice of Conversion substantially in the form of Exhibit “B” attached to this Agreement.

“Notice of Forced Conversion”: Means the Notice of Forced Conversion substantially in the form of Exhibit “C” attached to this Agreement.

“Other Securities”: As defined in Section 6.10.

“Organization Expenses”: The expenses incurred in the organization of the Company, including the costs of preparing this Agreement and preparing and filing the Certificate.

“Parent Change of Control”: The earliest to occur of the following: (i) the consummation of a plan or other arrangement pursuant to which Parent will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of Parent to a Person other than one or more wholly owned subsidiaries of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into another corporation or other business entity, other than, in either case, a merger or consolidation of Parent in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock or equity interests of the surviving corporation or surviving entity (and, if one class of common stock or equity interests is not the only class of voting securities or equity interests entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s or entity’s voting securities) immediately after the merger or consolidation.

“Percentage Interest”: The percentage of Units held by a Member.

“Person”: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

“Plan”: The Cohen Brothers, LLC 2009 Equity Award Plan, as may be amended from time to time.

“Plan Common Shares Conversion Amount”: Means a number of Common Shares equal to the product of (a) the number of Plan Units subject to a Conversion or Forced Conversion and (b) the Exchange Ratio in effect on the Specified Conversion Date with respect to such Plan Units; provided, however, that, in the event that Parent issues to all holders of Common Shares as of a certain record date Rights, with the record date for such Rights issuance falling within the period starting on the date of the Notice of Conversion or Notice of Forced Conversion, as applicable, and ending on the day immediately preceding the Specified Conversion Date, which Rights will not be distributed before the relevant Specified Conversion Date, then the Plan Common Shares Conversion Amount shall also include such Rights that a holder of that number of Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Common Shares determined by Parent in good faith.

“Plan Units”: The Units issued, pursuant to the Plan, to an employee of the Company upon vesting of a Restricted Unit (as defined in the Plan).

“Profit”: As defined in Section 5.2.

“Proceeding”: As defined in Section 7.12(b).

“Publicly Traded”: Means listed or admitted to trading on the New York Stock Exchange, the NYSE Amex or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to the foregoing.

“Redemption”: As defined in Section 12.2(a).

“Redemption Date”: As defined in Section 12.2(a).

“Registration Statement”: As defined in Section 12.2(i).

“Regulatory Allocations”: As defined in Section 5.9(g).

“Regulations”: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Secretary of State”: The Secretary of State of the State of Delaware.

“Securities Act”: The Securities Act of 1933, as amended.

“Series A Preferred Stock”: The Series A Voting Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Series B Preferred Stock”: The Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Specified Redemption Date”: Means the 10th Business Day following receipt by Parent of a Notice of Redemption; provided that, if the Common Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by Parent of Redemption.

“Specified Conversion Date”: Means the 10th Business Day following the date of a Notice of Conversion or Notice of Forced Conversion, as applicable; provided that, if the Common Shares are not Publicly Traded, the Specified Conversion Date means the 30th Business Day following the Notice of Conversion or Notice of Forced Conversion, as applicable.

“Subsidiary”: With respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has at least a majority ownership interest.

“Tax Matters Partner”: As defined in Section 5.11.

“Tendered Units”: As defined in Section 12.2(a).

“Tendering Member”: As defined in Section 12.2(a).

“Transfer” and “Transferred”: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest; provided, however, the pledge by Cohen Bros. Financial, LLC, a Delaware limited liability company, of its Membership Interests in connection with the Amended and Restated Loan and Security Agreement, and any refinancing thereof, dated June 1, 2009 and amended on September 30, 2009 and the date hereof, by and between Cohen, TD Bank, N.A., a national banking association, and other financial institutions which may be made part of such agreement shall not be deemed a “Transfer” for purposes of this Agreement.

“TruPS Subsidiaries”: Alesco Capital Trust I, a Delaware statutory trust, and Sunset Financial Statutory Trust I, a Delaware statutory trust.

“Unit”: A unit of Membership Interest in the Company.

“Value”: Means, on any date of determination with respect to a Common Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination; provided, however, that for purposes of Section 12.2, the “date of determination” shall be the date of receipt by Parent of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day; provided, further, that for purposes of Section 12.3 and 12.4, the “date of determination” shall be the date of a Notice of Conversion or Notice of Forced Conversion, as applicable, or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Common Shares, the Closing Price for such Common Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE Amex or, if such Common Shares are not listed or admitted to trading on the NYSE Amex, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Shares are listed or admitted to trading or, if such Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Shares selected by the Board of Directors of Parent or, in the event that no trading price is available for such Common Shares, the fair market value of the Common Shares, as determined in good faith by the Board of Directors of Parent.

In the event that the Common Shares Amount includes Rights (as defined in the definition of “Common Shares Amount”) that a holder of Common Shares would be entitled to receive, then the Value of such Rights shall be determined by Parent acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Voluntary Debt Service Distributions”: An amount equal to payments contemplated in connection with the voluntary prepayment, repurchase, redemption or retirement by AFN of the Contingent Convertible Notes or Junior Subordinated Notes.

ARTICLE II

FORMATION

Section 2.1 Organization. The Members hereby confirm that the Company has been organized as a Delaware limited liability company pursuant to the Act.

Section 2.2 Agreement; Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement shall be the sole source of the agreement among the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement, except for gross negligence or willful misconduct. The Members and the Company agree that the duties and obligations imposed on the Members and Managers as such shall be limited to those set forth in this Agreement, which is intended to govern the relationship among the Company, the Members and the Managers, notwithstanding any provision of the Act or common law to the contrary, including any fiduciary or similar obligations imposed at law or in equity.

Section 2.3 Name. The name of the Company shall be Cohen Brothers, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business. At the Effective Time (as defined in the Merger Agreement), Article I of the Certificate was amended to read in its entirety: “The name of the company is Cohen Brothers, LLC”.

Section 2.4 Term. The Company shall have perpetual existence until it is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 2.5 Filing of Certificate. The Certificate was filed with the Secretary of State pursuant to the Act on February 9, 2006.

Section 2.6 Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Board of Managers fails to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

Section 2.7 Principal Office. The Company’s principal office shall initially be located at 2929 Arch Street, Philadelphia, PA 19104. The Board of Managers may change the location of the Company’s principal office from time to time. The Board of Managers shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Members of the new location of the Company’s principal office promptly after the change becomes effective. The Board of Managers may establish and maintain additional offices for the Company.

Section 2.8 Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction, if any, in which the nature of its business requires such qualification. The Board of Managers may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

ARTICLE III

BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purposes,. The purpose and business of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

Section 3.2 Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes.

Section 3.3 Issuances to Parent.

(a) No additional Units shall be issued to Parent unless (i) the additional Units are issued to all Members in proportion to their respective Percentage Interests with respect to the class of Units so issued, (ii) (a) the additional Units are issued in connection with an issuance of Common Shares or preferred shares or other interests in Parent, which preferred shares or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Units issued to Parent and (b) Parent directly or indirectly contributes or otherwise causes to be transferred to the Company the cash proceeds or other consideration, if any, received in connection with the issuance of such Common Shares, preferred shares or other interests in Parent or (iii) the additional Units are issued upon the conversion, redemption or exchange of debt, Units or other securities issued by the Company. In the event that the Company issues additional Units pursuant to this section, the Members shall make such revisions to this Agreement as they determine by Majority Vote are necessary to reflect the issuance of such additional Units.

(b) In the event of any issuance of additional Common Shares, preferred shares or other interests by Parent, and the direct or indirect contribution to the Company, by Parent, of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

ARTICLE IV

MEMBERS AND CAPITAL CONTRIBUTIONS

Section 4.1 Members.

(a) The Members individually own the Units and have the corresponding Percentage Interests in the Company as set forth on Schedule A hereto. The Board of Managers shall modify Schedule A from time to time upon the issuance of additional Units or a transfer of Units to reflect the then current Members and their respective Percentage Interests in the Company and such schedule shall be kept at the principal office of the Company.

(b) As of the date of this Agreement, the only Company Security shall be the Units. Subject to Section 7.1 hereof, the Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Board of Managers upon a Majority Vote of the Members. Subject to Section 7.1 hereof, each additional Company Security authorized to be issued by the Company may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board of Managers and approved by a Majority Vote of the Members.

(c) A Member shall not have a right to resign as a Member prior to the dissolution and winding up of the Company.

(d) A Member’s Units may be subject to vesting requirements and restrictions on transfer as set forth in separate Vesting Agreements.

Section 4.2 Capital Contributions. The Company shall keep a record of the Capital Contributions made by the Members. The Capital Contribution deemed made by each Member as of the date hereof shall be as set forth in Schedule A. The Members may, but shall not be required to, make additional Capital Contributions to the Company.

Section 4.3 Fair Market Values and Adjusted Tax Basis of Assets. The parties hereto agree that the Company shall determine in good faith the Carrying Values and Adjusted Tax Basis of the assets of the Company immediately following the Contribution and shall deliver a schedule containing such information to each Member by March 31, 2010.

Section 4.4 Company Equity Compensation Plan. The Board of Managers may, subject to Section 7.1, adopt a plan pursuant to which (a) Units or securities derivative of or convertible into Units may be issued from time to time to Persons who provide services to the Company for such consideration, if any, as the Board of Managers may determine to be appropriate, and (b) such Persons may be admitted as Members. The terms and conditions of such plan and the equity securities issuable thereunder shall be as determined by the Board of Managers.

Section 4.5 Record Holders. The Company shall be entitled to treat the Person in whose name any Company Security stands on the books of the Company as the absolute owner thereof, and as a Member of the Company holding the Membership Interest evidenced thereby. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Company Security on the part of any other Person, whether or not the Company has express or other notice of such claim.

Section 4.6 Capital Accounts.

(a) The Company shall establish and maintain a Capital Account for each Member in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder.

(b) Each Member’s Capital Account shall be maintained in accordance with the following provisions:

(i) On the date hereof, each Member’s Capital Account shall be credited with the amount of the Capital Contribution it has made or is deemed to have made with respect to such class of Membership Interest pursuant to Section 4.2;

(ii) Each such Capital Account shall thereafter be credited with the amounts of such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Article V, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed by the Company to such Member;

(iii) Each such Capital Account shall thereafter be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, and charged with such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to Article V, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(iv) If all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(v) In determining the amount of any liability for purposes of this Section, Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification. The Board of Managers also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Membership Interests and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

Section 4.7 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

Section 4.8 Return of Capital Contributions. No Member or Assignee shall be entitled to demand the return of the Member’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. No Member or Assignee shall be entitled at any time to demand or receive property other than cash.

Section 4.9 No Third Party Beneficiary Rights. The provisions of this Section are not intended to be for the benefit of any creditor or any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1 Distributions. The amount and timing of all distributions of Available Cash from Operations and Available Cash from Capital Transactions to Members shall be at the discretion of the Board of Managers; provided that, to the extent of Available Cash from

Operations and Available Cash from Capital Transactions, (a) an amount of cash equal to any Debt Service Distribution shall be distributed to Parent, and (b) an amount of cash equal to the First Level Distribution shall be distributed at least annually with respect to each Fiscal Year within ninety (90) days after the end of the Fiscal Year. The Debt Service Distributions and the Voluntary Debt Service Distributions shall be distributed to Parent for the sole purpose of satisfying Parent’s payment obligations under the Contingent Convertible Notes and the Junior Subordinated Notes, as applicable, and no portion of these distributions shall be made to any Member other than Parent. All other distributions of Available Cash from Operations and Available Cash from Capital Transactions, including the First Level Distribution, shall be made to the Members pro rata based on their respective Percentage Interests. Notwithstanding the foregoing, other than distributions provided for in subsections (a) and (b) of this Section 5.1, no distributions shall be made pursuant to this Section 5.1 during the existence of an event of default under the Contingent Convertible Notes or the Junior Subordinated Notes. The Board of Managers may distribute First Level Distributions in quarterly installments on an estimated basis prior to the end of a Fiscal Year, but if the amounts distributed by the Company as estimated quarterly First Level Distributions with respect to a Fiscal Year exceed the greater of (1) the amount of First Level Distributions to which the Members are entitled for such Fiscal Year; or (2) the total amount of distributions to which the Members are entitled in such Fiscal Year; each Member will, within fifteen (15) days after the Member’s federal income tax return for such Fiscal Year is filed, return such excess to the Company and such excess will be treated as a distribution to such Member until it is returned.

Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year or other period shall be the taxable income or loss of the Company for such Fiscal Year or other period as determined for Federal income tax purposes in accordance with Section 703(a)(1) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) shall be included in such taxable income or loss), but computed with the following adjustments except to the extent already taken into account in determining taxable income or loss:

(a) by including as an item of gross income any tax-exempt income received by the Company;

(b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as described in such Code Section by Regulations Section 1.704-1(b)(2)(iv)(i);

(c) gain or loss resulting from any disposition of Company property shall be computed by reference to the Carrying Value of the property disposed of, rather than its Adjusted Basis, and in lieu of depreciation, amortization or cost recovery deduction, there shall be taken into account the Depreciation, as determined hereunder;

(d) in the event the Carrying Value of an asset of the Company is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and

(f) after making the special allocations required by Section 5.9.

Section 5.3 Allocation of Profits. The Profit of the Company for each Fiscal Year in which the Company has a Profit shall be allocated among, and credited to the Capital Accounts of, the Members in accordance with their Percentage Interests.

Section 5.4 Allocation of Losses. The Loss of the Company for each Fiscal Year in which the Company has a Loss shall be allocated among, and charged to the Capital Accounts of, the Members in accordance with their Percentage Interests.

Section 5.5 [Intentionally Omitted].

Section 5.6 Income Tax Allocations.

(a) Except as otherwise provided in this Section 5.6, for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof; shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b) Notwithstanding Section 5.6(a), each item of taxable income, gain, loss or deduction attributable to any property of the Company or the Subsidiary contributed by a Member, or the Carrying Value of which has been adjusted pursuant to clause (ii) of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be reasonably selected by the Tax Matters Partner, on the advice of the Company’s independent accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(c) If any portion of the Profit from a Capital Transaction allocated among the Members is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax.

Section 5.7 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer; provided, however, that the Company may elect to allocate Profit and Loss with respect to the Membership Interest so transferred by closing the books of the Company on the date of the Transfer and allocating the Profit and Loss with respect to the Membership Interest so transferred as if the taxable year of the Company consisted of two separate taxable years. This Section shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Profit and Loss from Capital Transactions shall be allocated on the basis of the Members’ Percentage Interests on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated on the basis of the Members’ Percentage Interests on the date the gain is realized or the loss incurred, as the case may be.

Section 5.8 Amortization and Allocation of Organization Expenses. The Company elected to amortize over a period of 180 calendar months all Organization Expenses in accordance with the provisions of Section 709(b) of the Code, and all start-up expenses in accordance with the provisions of Section 195 of the Code.

Section 5.9 Special Allocations to Comply with Section 704 Regulations.

(a) Minimum Gain Chargeback - Nonrecourse Liability. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in the Minimum Gain on Nonrecourse Liability during any Fiscal Year, the Members shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(b) Minimum Gain Chargeback - Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i)(4), if there is a decrease in the Minimum Gain on Member Nonrecourse Debt during a Fiscal Year, then any Member who has a share of the Minimum Gain on Member Nonrecourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(c) General Rule. If any Member unexpectedly receives any adjustments, allocations or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section is intended to constitute a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted accordingly.

(d) Member Nonrecourse Debt Deductions. Member Nonrecourse Deductions with respect to Member Nonrecourse Debt shall be specially allocated among the Member or Members who bear the economic risk of loss with respect to such Member Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704(2)(i)(1). The allocations referred to in this subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(e) Gross Income Allocation. Each Member who has an Adjusted Capital Account Deficit at the end of any Fiscal Year shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made as if this Section were not a part of this Agreement.

(f) Section 754 Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Member in complete liquidation of the Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in accordance with their interests in the Company in the event that (i) Regulations Section 1.704¬1(b)(2)(iv)(m)(2) applies, or (ii) the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Curative Allocations. The term “Regulatory Allocations” shall mean the allocations set forth in subsections (a) through (e). Offsetting special allocations of Company income, gain, loss or deduction shall be made so that after such offsetting allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not included in this Agreement.

(h) Winding Up. Upon the winding up of the Company or upon a “book-up” event resulting in an adjustment to the Carrying Value of assets pursuant to paragraph (ii) or (iii) of the definition of Gross Asset Value, Profits and Losses (or items thereof) shall be allocated among the Members to the extent of and in proportion to the amount necessary to cause each such Member’s Capital Account to equal the amount that would be distributed to such Member if liquidating distributions of the Company were made in accordance with Section 5.1(b).

(i) Allocation with Respect to Debt Service Distribution. Parent shall be specially allocated items of gross income and gain for each Fiscal Year until the cumulative items of gross income and gain allocated pursuant to this Section 5.9(i) for the current Fiscal Year and all prior Fiscal Years equal the cumulative Debt Service Distributions and Voluntary Debt Service Distributions made to Parent for the current Fiscal Year and all prior Fiscal Years. The items allocated pursuant to this Section 5.9(i) shall consist first of ordinary income items to the extent ordinary income items are available to allocate.

(j) Allocations with Respect to the Plan. If any Member or Member(s) surrender Units to fund the issuance of any Plan Units, the deduction attributable to the issuance of such Plan Units shall be allocated among the Member or Members who so funded the issuance in accordance with the percentage of Plan Units funded by such Member or Member(s).

Section 5.10 Intentionally Omitted.

Section 5.11 Tax Matters Partner. Parent shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to approve and sign all federal and state income and other tax returns required to be filed by the Company and to represent the Company (at the expense of the Company) in connection with all matters pertaining to any federal, state or local tax issues, including any examinations or audits of the affairs of the Company or the Subsidiary by any taxing authority and any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall not consent to extend the statute of limitations with respect to any partnership items of the Company, enter into any settlement agreement with any taxing authority, or file a petition for the readjustment of partnership items (or other similar appeal) without the express, written consent of all of the Members. Notwithstanding the foregoing, no Member waives, and all Members hereby expressly retain, all rights, powers and privileges allowed to them under Sections 6221-6233 of the Code and the Treasury Regulations thereunder, including but not limited to the right to participate in an administrative proceeding and not to be bound by settlement agreements entered into by the Tax Matter Partner. The Tax Matters Partner shall keep the Members timely informed of its activities under this Section and shall show all material income tax returns to the Members at least ten days prior to filing them. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

Section 5.12 Election to be Taxed as Partnership. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated other than as a partnership (or shall cause any Subsidiary to be treated other than as a disregarded entity) for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members.

Section 5.13 Tax Withholding Distributions. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company determines it is required to withhold with respect to any amount distributable or allocable to such Member. In the event that the Company is required to deposit or pay any tax on behalf of a Member with respect to the taxable income of the Company allocable to such Member for any Fiscal Year, such deposit or payment shall be treated as an advance recoverable from future distributions of Available Cash from Operations and Available Cash from Capital Transactions to the Member. To the extent that such advances to a Member for a Fiscal Year exceed the sum of Available Cash from Operations and Available Cash from Capital Transactions distributable to the Member for such Fiscal Year, and have not been recovered from any other distributions of Available Cash from Operations or of Available Cash from Capital Transactions, such advances shall be repaid by the Member to the Company promptly on demand.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

Section 6.1 Voting Rights. Each Unit shall entitle the holder thereof to one vote per Unit on any matter submitted to a vote or for the consent of the Members.

Section 6.2 Annual Meetings. There shall be no annual meeting of the Members.

Section 6.3 Special Meetings. Special meetings of the Members may be called by the Board of Managers, the Chairman of the Board of Managers or by a Majority Vote of the Members on at least one day’s notice.

Section 6.4 Quorum; Acts of Members. At all meetings of the Members the presence in person or by proxy of Units representing a majority of the votes entitled to be cast shall constitute a quorum for the transaction of business. Except as otherwise provided in the Act, the Certificate or this Agreement, the affirmative vote of the majority of the voting power of the Units, taken as a single class, present in person or represented by proxy at a meeting and entitled to vote thereat shall be the act of the Members.

Section 6.5 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by Members who would have been entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting at which all Members entitled to vote thereon were present and voting is filed with the Company.

Section 6.6 Liability of Members. No Member shall be obligated to make Capital Contributions to the Company except as provided in Section 4.2. No Member shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 6.7 Indemnification. To the fullest extent permitted by the laws of the State of Delaware, each Member shall be entitled to indemnity from the Company (but not from any other Member) for any act performed by such Member within the scope of the authority conferred on such Member by this Agreement, except for acts of fraud, gross negligence, misrepresentation, breach of fiduciary duty or willful misconduct.

Section 6.8 Outside Activities. Each Member and any Person who is an Affiliate of a Member may engage or hold interests in other business ventures of every kind and description for the Member’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9 Prohibition Against Partition. Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

Section 6.10 Issuance of Securities by Parent. Parent shall not issue any additional Common Shares or preferred shares or other interests convertible into or exercisable for Common Shares or preferred shares of Parent (“Other Securities”) unless Parent contributes directly or indirectly the cash proceeds or other consideration, if any, received from the issuance of such additional Common Shares, preferred shares or Other Securities, as the case may be, to the Company in exchange for (x) in the case of an issuance of Common Shares, Units or (y) in the case of an issuance of preferred shares or other securities, units of the Company with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such preferred shares; provided, however, that notwithstanding the foregoing, Parent may issue Common Shares, preferred shares or Other Securities (a) pursuant to Parent’s equity compensation plans, (b) pursuant to Section 12.2 hereof, (c) pursuant to a dividend or distribution (including any stock split) of Common Shares, preferred shares or Other Securities to all of the holders of Common Shares, preferred shares or Other Securities, as the case may be, or (d) upon a conversion, redemption or exchange of preferred shares. In the event of any issuance of additional Common Shares, preferred shares or Other Securities by Parent, and the direct or indirect contribution to the Company, by Parent, of the cash proceeds or other consideration received from such issuance, any of Parent’s expenses associated with such issuance shall be considered to be a Company expense, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by Parent are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by Parent in connection with such issuance, then Parent shall be deemed to have made a Capital Contribution to the Company in the amount of the gross proceeds of such issuance and the Company shall be deemed simultaneously to have reimbursed Parent pursuant to Section 6.11 for the amount of such underwriter’s discount or other expenses).

Section 6.11 Reimbursement of Parent.

(a) The Company shall be responsible for and shall pay all expenses relating to the Company’s and Parent’s organization, the ownership of their assets and their operations. Parent is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. Except to the extent provided in this Agreement, Parent and its Affiliates shall be reimbursed on a monthly basis, or such other basis as Parent may determine in its sole and absolute discretion, for all expenses that Parent and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Company

(including, without limitation, administrative expenses); provided, that the amount of any such reimbursement shall be reduced by any interest earned by Parent with respect to bank accounts or other instruments or accounts held by it on behalf of the Company. The Members acknowledge that all such expenses of Parent are deemed to be for the benefit of the Company. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.12 hereof. In the event that certain expenses are incurred for the benefit of the Company and other entities (including Parent), such expenses will be allocated to the Company and such other entities in such a manner as Parent in its sole and absolute discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of Parent.

(b) If Parent shall elect to purchase from its stockholders Common Shares for the purpose of delivering such Common Shares to satisfy an obligation under any dividend reinvestment program adopted by Parent, any employee stock purchase plan adopted by Parent or any similar obligation or arrangement undertaken by Parent in the future or for the purpose of retiring such Common Shares, the purchase price paid by Parent for such Common Shares and any other expenses incurred by Parent in connection with such purchase shall be considered expenses of the Company and shall be advanced to Parent or reimbursed to Parent, subject to the condition that: (1) if such Common Shares subsequently are sold by Parent, Parent shall pay or cause to be paid to the Company any proceeds received by Parent for such Common Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided, that a transfer of Common Shares for Units pursuant to Section 12.2 would not be considered a sale for such purposes); and (2) if such Common Shares are not retransferred by Parent within 30 days after the purchase thereof, or Parent otherwise determines not to retransfer such Common Shares, Parent shall cause the Company to redeem a number of Units held by Parent equal to the number of such Company Shares, as adjusted for stock dividends and distributions, stock splits and subdivisions, reverse stock splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by Parent pursuant to a pro rata distribution by the Company (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by Parent).

(c) As set forth in Section 3.3, Parent shall be treated as having made a Capital Contribution in the amount of all expenses that Parent incurs relating to Parent’s offering of Common Shares, preferred shares or Other Securities.

Section 6.12 Outside Activities of Parent. Parent shall not directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Units, (b) the management of the business of the Company, (c) financing or refinancing of any type related to the Company or its assets or activities, (d) any of the foregoing activities as they relate to a Subsidiary of the Company, and (e) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit Parent from executing guarantees of Company debt.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.1 Management and Control of Business; Authority of Board of Managers. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members. The Board of Managers shall consist of three Managers. The initial Managers shall be Daniel G. Cohen, Christopher Ricciardi and Joseph Pooler. Daniel G. Cohen shall be the initial Chairman of the Board of Managers. A Manager may resign at any time for any reason or for no reason. Upon resignation of a Manager, a new Manager shall be elected by the Members by a Majority Vote. A Manager may be removed by the Company upon a Majority Vote. Notwithstanding any other provision of this Agreement, the Company shall not, without receiving advance approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, take or permit to be taken any of the following actions:

(a) other than as specifically contemplated by the Merger Agreement and this Agreement, issue any Units or other securities of the Company to any Person other than Parent;

(b) other than as specifically contemplated by the Merger Agreement, enter into or suffer a transaction constituting a Company Change of Control;

(c) other than as specifically contemplated by the Merger Agreement, amend this Agreement or the Certificate;

(d) remove Daniel G. Cohen as a Manager or as Chairman of the Board of Managers other than for cause;

(e) adopt an equity compensation plan pursuant to Section 4.4; or

(f) adopt any plan of liquidation or dissolution, or file a certificate of dissolution.

Section 7.2 Meetings. Meetings of the Board of Managers, or any committee thereof, shall be held at such times and places within or without the State of Delaware as the Board of Managers, or any committee thereof, as appropriate, may from time to time appoint or as may be designated in the notice of the meeting. One or more Managers may participate in any meeting of the Board of Managers, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 7.3 Special Meetings. Special meetings of the Board of Managers may be called by the Chairman on at least one day’s notice to each Manager, either by telephone or in writing. Special meetings shall be called by the Chairman in like manner and on like notice upon the written request of a majority of the Managers in office.

Section 7.4 Quorum. At all meetings of the Board of Managers a majority of the Managers in office shall constitute a quorum for the transaction of business, and the acts of a majority of the Managers present and voting at a meeting at which a quorum is present shall be the acts of the Board of Managers, except as may be otherwise specifically provided by the Act or by this Agreement. At all committee meetings a majority of the committee members in office shall constitute a quorum for the transaction of business, and the acts of a majority of the committee members present and voting at a meeting at which a quorum is present shall be the acts of the committee except as maybe otherwise specifically provided by the Act, by this Agreement or by the resolution establishing the committee.

Section 7.5 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Managers, or any committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by all of the Managers, or all of the committee members, as appropriate, is filed with the Company.

Section 7.6 Committees. The Board of Managers may, by resolution adopted by a unanimous vote of the Managers, establish one or more committees consisting of one or more Managers as may be deemed appropriate or desirable by the Board of Managers to serve at the pleasure of the Board. Any such committee, to the extent provided in the resolution of the Board of Managers pursuant to which it was created, shall have and may exercise all of the powers and authority of the Board of Managers.

Section 7.7 Compensation. Managers shall not be entitled to receive a salary or other compensation for their services as such. Managers shall be reimbursed for expenses incurred in connection with attending meetings of the Board or any Committee or otherwise incurred in the performance of their duties.

Section 7.8 Officers.

(a) The Company shall have an officer designated as the Company’s Chief Executive Officer who shall be appointed from time to time by the Board of Managers. The Chief Executive Officer of the Company is hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business. The Chief Executive Officer of the Company shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company. Other primary management functions of the Company shall be assigned by the Board of Managers.

(b) The Board of Managers may appoint such other officers as it may deem advisable from time to time. Each officer of the Company shall hold office at the pleasure of the Board of Managers, and the Board of Managers may remove any officer at any time, with or without cause.

Section 7.9 Power of Attorney.

(a) Each Member hereby constitutes and appoints each of the officers of the Company and the Managers, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate) that the Board of Managers deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Board of Managers deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (c) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Managers deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificated, documents and other instruments relating to the admission of any Member pursuant hereto; and (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Board of Managers, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Board of Managers, to effectuate the terms or intent of this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Membership Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each Member hereby agrees to be bound by any representation made by an officer of the Company or a Manager acting in good faith pursuant to such power of attorney; and each Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of an officer of the Company or a Manager taken in good faith under such power of attorney. Each Member shall execute and deliver to the Board of Managers, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Board of Managers deems necessary to effectuate this Agreement and the purposes of the Company.

Section 7.10 Dealing with Related Persons. The Board of Managers, on behalf of the Company or its Subsidiaries, may employ a Member, a Manager or an Affiliate of a Member or a Manager to render or perform a service; may contract to buy property from, or sell property to, any such Member, Manager or Affiliate; or may otherwise deal with any such Member, Manager or Affiliate; provided that any such transaction shall comply with any applicable policies of the Company, shall be fully disclosed to all Members, shall be on terms that are fair and equitable to the Company and shall be no less favorable to the Company than the terms, if any, available from unrelated Persons in an arms-length transaction.

Section 7.11 Conflicts of Interest. Each Manager may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, except ones in competition with the Company, with no obligation to offer to the Company or any Member or Manager the right to participate therein.

Section 7.12 Exculpation and Indemnification.

(a) The Managers and the officers of the Company shall not be held liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Manager’s or such officer’s gross negligence, willful misconduct or violation of law. The Managers and the officers of the Company shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful and wanton misconduct or violation of law. The Board of Managers and the officers of the Company may consult with counsel and accountants in respect of Company affairs and, provided the Board of Managers and the officers act in good faith reliance upon the advice or opinion of such counsel or accountants, the Managers and the officers shall not be liable for any loss suffered by the Company in reliance thereon.

(b) Subject to the limitations and conditions as provided in this Section, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Manager or an officer of the Company, or while a Manager or officer of the Company is or was serving at the request of the Company as an officer, director, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section shall be deemed contract rights, and no amendment, modification or repeal of this Section shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section could involve indemnification for negligence or under theories of strict liability.

(c) The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the expenses incurred by a Person of the type entitled to be indemnified hereunder who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Upon request, the

Company shall pay such expenses incurred and to be incurred by any such Person in advance of the final disposition of a Proceeding, upon receipt of an undertaking by such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section or otherwise.

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section shall not be exclusive of any other right which a Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, vote of Members or disinterested Managers or otherwise.

(e) The Company shall purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager or officer or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any amounts entitled to be indemnified whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section. In addition, the Company shall also have the right to purchase and maintain a reasonable amount of life insurance on the life of the Managers, officers or other agents of the Company as the Board of Managers deems necessary and appropriate.

(f) If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager and officer of the Company or any other Person indemnified pursuant to this Section as to any amounts entitled to be indemnified hereunder to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 8.1 Books and Records. The Board of Managers shall keep, or cause to be kept by the Company’s accountants, at the principal place of business of the Company (or at such other place of business or office as the Board of Managers may designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company and the Subsidiaries. Each Member or its designated agent shall have access at the Company’s office (or at the office of the Company’s accountants) to the Company’s books of account and all other information concerning the Company and the Subsidiaries required by the Act to be made available to Members at reasonable times on Business Days, and may make copies thereof. A Member must give the Company written notice of its desire to exercise rights under the preceding sentence at least 5 Business Days in advance. The Company’s books shall be kept on the accrual method of accounting in accordance with federal income tax accounting principles, consistently applied, and for a fiscal period which is the calendar year. Any Member shall have the right to a private audit of the books and records of the Company, provided such audit is made at the office of the Company (or the Company’s accountants) at which such books and records are located and at the expense of the Member desiring it and is made at reasonable times on Business Days, after written notice given to the Company at least 15 Business Days in advance.

Section 8.2 Reports to Members. The Company shall prepare and deliver to each Member, as promptly as practicable and in any event not later than September 15 following the end of each Fiscal Year, the information (including Form K-1) necessary to enable each Member to complete its federal and state income tax returns for such Fiscal Year. The Company shall provide to each Member (a) no more than 90 days following the close of each fiscal year a balance sheet and related statements of income, cash flows and members’ equity for such Fiscal Year, prepared in accordance with generally accepted accounting principles and reported on by the Company’s independent public accountants, and (b) no more than 45 days following the end of each fiscal quarter, an unaudited balance sheet and the related statements of income, cash flows and Members’ equity for each such fiscal quarter, prepared in accordance with generally accepted accounting principles and on a basis consistent with the annual financial statements.

ARTICLE IX

TRANSFERS OF UNITS

Section 9.1 Conditions of Transfer. Subject to Section 12.1 hereof, no Unit shall be Transferred without the approval of the Board of Managers.

Section 9.2 [Intentionally Omitted].

Section 9.3 [Intentionally Omitted].

Section 9.4 Transfers to Family Group, etc. Notwithstanding Section 9.1, a Member may Transfer all or any of its Units without the requirement of obtaining the approval of the Board of Managers (a) to the Member’s Family Group, (b) in the case of death of the Member, by will or the laws of descent and distribution, or (c) in accordance with Section 12.2; provided that any transferee pursuant to clauses (a) or (b) above shall automatically be bound by the terms of this Agreement and shall be required as a condition precedent to the consummation of such Transfer to join in and execute and deliver a copy of this Agreement to the Members as a party to this Agreement.

Section 9.5 Non-Complying Transfers Void. Any attempted Transfer of all or any Units that does not comply with this Article IX shall be null and void and of no legal effect.

ARTICLE X

ADMISSION OF ASSIGNEES

Section 10.1 Rights of Assignees. Except as provided in Section 10.2, the Assignee of a Membership Interest has no right to become a Member. The Assignee’s only rights are the economic rights allocable to the Transferred Membership Interest.

Section 10.2 Admission of Assignee as a Member. An Assignee shall be admitted as a Member with all rights of the Member who initially Transferred the Membership Interest to the Assignee, but only if (i) the Member who initially Transferred the Membership Interest so provides in the instrument of Transfer, (ii) except as provided in Section 9.4 hereof, the Board of

Managers consents to the admission of the Assignee as a Member and (iii) the Assignee agrees in writing to be bound by this Agreement. An Assignee who is admitted as a Member shall be a Member of the same class of Member as the Member who initially Transferred the Membership Interest and shall have all the rights and powers and be subject to all the restrictions and liabilities of the Member who originally Transferred the Membership Interest. The admission of the Assignee as a Member, without more, shall not release the Member who originally Transferred the Membership Interest from any liability to the Company that exists before such admission.

ARTICLE XI

DISSOLUTION OF COMPANY

Section 11.1 Events Causing Dissolution. Subject to Section 7.1 hereof, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Company of all or substantially all of its assets; or

(b) the vote of Parent and a Majority Vote of the Designated Non-Parent Members to dissolve the Company.

The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member.

Section 11.2 Winding Up. If the Company is dissolved, then the Board of Managers shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed of trust, mortgage, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the Board of Managers shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 11.3 Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities and the expenses of winding up, the remaining net proceeds and liquid assets shall be distributed among the Members to the extent of and in proportion to the Members respective positive Capital Account balances (after giving effect to all contributions, distributions and allocations for all periods).

Section 11.4 Negative Capital Accounts. No Member shall be obligated to restore or repay any negative balance in such Member’s Capital Account at any time or for any reason.

Section 11.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, the Board of Managers shall cause a certificate of cancellation to be filed with the Secretary of State. The Board of Managers shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE XII

CERTAIN ACTIONS OF PARENT; REDEMPTION OF UNITS

Section 12.1 Actions of Parent. As of the Effective Time (as defined in the Merger Agreement) and until such time as the Series A Preferred Stock is converted into Series B Preferred Stock, if there is any Designated Non-Parent Member, Parent agrees that Parent shall not, without receiving advance approval by a Majority Vote of the Designated Non-Parent Members, take any of the following actions:

(a) other than as specifically contemplated by the Merger Agreement or this Agreement, issue any additional securities of Parent or permit any Subsidiaries of Parent other than the Company and other than Subsidiaries formed to engage in securitization transactions to issue any additional securities;

(b) other than as specifically contemplated by the Merger Agreement, enter into or suffer a transaction constituting a Parent Change of Control;

(c) other than as specifically contemplated by the Merger Agreement, amend Parent’s certificate of incorporation or bylaws in any manner which adversely affects the rights of the Non-Parent Members under Section 12.2;

(d) adopt any plan of liquidation or dissolution, or file a certificate of dissolution; or

(e) directly or indirectly, enter into or conduct any business other than the ownership of Units, the ownership of the TruPS Subsidiaries, the management of the business of the Company, the satisfaction of obligations under the Contingent Convertible Notes or the Junior Subordinated Notes, and such other activities as are reasonably required in connection with the ownership of Units and the management of the business of the Company.

Section 12.2 Redemption of Units.

(a) Subsequent to June 16, 2010 (the “Redemption Date”), each Non-Parent Member shall have the right (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Units held by such Non-Parent Member (such Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”); provided, however, if such Member is Daniel G. Cohen, an Affiliate of Daniel G. Cohen or a member of Daniel G. Cohen’s Family Group, such Redemption right shall only be exercisable after December 31, 2012. The tendering Non-Parent Member shall have no right, with respect to any Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to Parent and the Company by the Non-Parent Member who is exercising the right (the “Tendering Member”). The Cash Amount shall be payable to the Tendering Member on the Specified Redemption Date.

(b) Notwithstanding Section 12.2(a) above, if a Non-Parent Member has delivered to Parent and the Company a Notice of Redemption then the Parent may, in its sole and absolute discretion elect to assume and satisfy the Company’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Member in exchange for the Common Shares Amount (as of the Specified Redemption Date) and, if Parent so elects, the Tendering Member shall sell the Tendered Units to Parent in exchange for the Common Shares Amount. In such event, the Tendering Member shall have no right to cause the Company to redeem such Tendered Units. Parent shall give such Tendering Member written notice of its election on or before the close of business on the fifth Business Day after its receipt of the Notice of Redemption, and the Tendering Member may elect to withdraw its redemption request at any time prior to the acceptance of the Cash Amount or Common Shares Amount by such Tendering Member.

(c) The Common Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Tendering Member. Notwithstanding any delay in such delivery (but subject to Section 12.2(e)), the Tendering Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date.

(d) Each Non-Parent Member covenants and agrees that all Tendered Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Non-Parent Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to Parent or the Company, as the case may be, such Non-Parent Member shall assume and pay such transfer tax.

(e) Notwithstanding anything herein to the contrary, with respect to any Redemption or exchange for Common Shares pursuant to this Section 12.2: (i) without the consent of the Board of Managers, each Non-Parent Member may not effect a Redemption for less than 100 Units or, if the Non-Parent Member holds less than 100 Units, less than all of the Units held by such Non-Parent Member; (ii) the consummation of any Redemption or exchange for Common Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vi) each Tendering Member shall continue to own all Units subject to any Redemption or exchange for Common Shares, and be treated as a Non-Parent Member with respect to such Units for all purposes of this Agreement, until such Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Member shall have no rights as a stockholder of Parent with respect to such Tendering Member’s Units.

(f) In the event that the Company issues additional Units to any Person who is admitted to the Company as a Member pursuant to the terms of this Agreement, the Board of Managers may make such revisions to this Section 12.2 as it determines are necessary to reflect the issuance of such additional Units.

(g) Notwithstanding anything herein to the contrary, upon the occurrence of a Parent Change of Control or Company Change Control, each Non-Parent Member may cause a Redemption immediately prior to such event.

(h) Notwithstanding any other provision of this Section 12.2, Plan Units shall not be subject to the Redemption rights set forth in this Section 12.2.

(i) Resale Registration Statement.

(i) Parent agrees to file with the Securities and Exchange Commission a registration statement on Form S-3 (if and to the extent that Parent is then eligible to use such form) under Rule 415 of the Securities Act (the “Registration Statement”) covering the resale by Non-Parent Members of Common Shares issued by Parent in accordance with this Section 12.2. Parent will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable following the Redemption Date. From June 1, 2010 through the Redemption Date, each Non-Parent Member shall notify Parent of its request to have any Common Shares that may be issued by Parent in accordance with this Section 12.2 covered by the Registration Statement. If a Non-Parent Member fails to provide such notice, Parent shall have no obligation to include such Common Shares in the Registration Statement. Parent may file one Registration Statement covering the resale of Common Shares issued by it in accordance with this Section 12.2 to more than one Non-Parent Member. Parent further agrees to supplement or make amendments to the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by Parent or by the Securities Act or rules and regulations thereunder for such Registration Statement.

(ii) Parent shall cause the Common Shares issued by it in accordance with this Section 12.2 to be listed on each securities exchange and trading system on which similar securities issued by Parent are then listed.

(iii) Notwithstanding the foregoing, Parent shall not be required to file any Registration Statement if Parent is not eligible to use Form S-3 for such purpose on the Redemption Date and through the date on which the Registration Statement is declared effective and Parent shall not be required to maintain the effectiveness of the Registration Statement relating to Common Shares issued by Parent in accordance with this Section 12.2 after, in each case, the earlier of (a) first date upon which, in the opinion of counsel to Parent, all of the Common Shares covered thereby could be sold by the holders thereof in any period of three months pursuant to Rule 144 under the Securities Act, or any successor rule thereto, (b) the date on which Parent becomes ineligible to use Form S-3, or (c) December 31, 2010.

Section 12.3 Member Conversion.

(a) At any time, a Member shall have the right (subject to the terms and conditions set forth herein) to convert all, but not less than all, Plan Units held by such Member for the Plan Common Shares Conversion Amount (a “Conversion”). The Member shall have no right, with respect to any Plan Units so converted, to receive any distributions paid on or after the

Specified Conversion Date. Any Conversion shall be exercised pursuant to a Notice of Conversion delivered to Parent by Member. In connection with a Conversion, Parent shall receive all of the Plan Units from the Member in exchange for the Plan Common Shares Conversion Amount (as of the Specified Conversion Date).

(b) The Plan Common Shares Conversion Amount shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Member. Notwithstanding any delay in such delivery (but subject to Section 12.3(d)), the Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Conversion Date.

(c) Each Member covenants and agrees that all Plan Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Plan Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax.

(d) Notwithstanding anything herein to the contrary, with respect to any Conversion pursuant to this Section 12.3, (i) the consummation of any Conversion shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ii) each Member shall continue to own all Plan Units subject to any Conversion, and be treated as a Member with respect to such Plan Units for all purposes of this Agreement, until such Plan Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Conversion Date. Until a Specified Conversion Date, the Member shall have no rights as a stockholder of Parent with respect to such Member’s Plan Units.

Section 12.4 Parent Forced Conversion.

(a) At any time, Parent shall have the right (subject to the terms and conditions set forth herein) to force the conversion of all Plan Units held by a Member in exchange for the Plan Common Shares Conversion Amount (a “Forced Conversion”). The Member shall have no right, with respect to any Plan Units so converted, to receive any distributions paid on or after the Specified Conversion Date. Any Forced Conversion shall be exercised pursuant to a Notice of Forced Conversion delivered to Member by Parent. In connection with a Forced Conversion, Parent shall receive all of the Plan Units from the Member in exchange for the Plan Common Shares Conversion Amount (as of the Specified Conversion Date).

(b) The Plan Common Shares Conversion Amount shall be delivered as duly authorized, validly issued, fully paid and nonassessable Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the charter or the bylaws of Parent, the Securities Act of 1933, as amended, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Common Shares entered into by the Member. Notwithstanding any delay in such delivery (but subject to Section 12.4(d)), the Member shall be deemed the owner of such Common Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Conversion Date.

(c) Each Member covenants and agrees that all Plan Units shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Plan Units, Parent or the Company, as the case may be, shall be under no obligation to acquire the same. Each Member further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax.

(d) Notwithstanding anything herein to the contrary, with respect to any Forced Conversion pursuant to this Section 12.4, (i) the consummation of any Forced Conversion shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ii) each Member shall continue to own all Plan Units subject to any Forced Conversion, and be treated as a Member with respect to such Plan Units for all purposes of this Agreement, until such Plan Units are transferred to Parent or the Company, as the case may be, and paid for or exchanged on the Specified Conversion Date. Until a Specified Conversion Date, the Member shall have no rights as a stockholder of Parent with respect to such Member’s Plan Units.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Notices.

(a) To Members or Managers. Any notice of a meeting or for any other purpose required to be given to a Manager individually or to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(i) by first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of the Person appearing on the books of the Company or, in the case of Managers, supplied by the Manager to the Company for the purposes of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when deposited in the United States mail or with a courier service for delivery to that Person.

(ii) by facsimile transmission, e-mail, or other electronic communication to the Person’s facsimile number or address for e-mail or other electronic communications supplied by the Person to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Person entitled thereto when sent.

Section 13.3 To the Board of Managers or the Company. Any notice to the Company or the Board of Managers must be given to the Board of Managers at the principal place of business of the Company.

Section 13.4 Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above. Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member. To the extent that any provisions of this Agreement conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units), the terms of such Member’s senior management agreement shall control.

Section 13.5 Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 13.6 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

Section 13.7 Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary that each party to this Agreement execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

Section 13.8 Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

Section 13.9 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the Delaware Court of Chancery. All Members hereby consent to the exercise of personal jurisdiction by the Delaware Court of Chancery with respect to any such proceeding.

Section 13.10 Amendments. Subject to Section 7.1 hereof, this Agreement may be amended from time to time by a written instrument that has been agreed upon by each of the Members.

IN WITNESS WHEREOF, the undersigned parties have this Agreement at the foot hereof or on the separate signature pages attached hereto as of the day and year first above written.

Cohen & Company Inc.

By:	/s/ CHRISTOPHER RICCIARDI
Name:	Christopher Ricciardi
Title:	President

Cohen Bros. Financial, LLC

By:	/s/ DANIEL G. COHEN
Name :	Daniel G. Cohen
Title:	Managing Member

SCHEDULE “A”

Units Ownership Schedule

Member Name	Number of Units	Percentage Interest

Cohen & Company Inc.	10,345,283	66.2%
Cohen Bros. Financial, LLC	4,983,557	31.9%
The Christopher Ricciardi Irrevocable Retained Annuity Trust	268,445	1.7%
Andrew Hohns	31,554	0.2%

Total	15,628,839	100%

EXHIBIT “A”

Form Notice of Redemption

To:	The Board of Directors of Cohen & Company Inc.
The Board of Managers of Cohen Brothers, LLC

The undersigned Non-Parent Member hereby tenders (the “Tendering Member”) for Redemption an aggregate of              Units in Cohen Brothers, LLC (the “Company”) in accordance with the terms of the Amended and Restated Limited Liability Company Agreement, dated as of                  , 2009, as the same may be amended, supplemented and/or restated (the “Agreement”), and the redemption rights referred to herein. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Agreement.

The undersigned Tendering Member:

a) undertakes to surrender all rights, title and interest in such Units on the Specified Redemption Date;

b) directs that, pursuant to Section 12.2(b) of the Agreement and at the sole discretion of the Board of Directors of Parent, either (i) a certified check in an amount equal to the Cash Amount, payable on the Specified Redemption Date, be delivered to the name(s) at the address(es) specified below, or (ii) a certificate for Common Shares representing the Common Shares Amount, deliverable on the Specified Redemption Date, be delivered to the name(s) and at the address(es) specified below:

Name:

Address:

c) represents, warrants, certifies and agrees that: (i) the undersigned Tendering Member has, and on the Specified Redemption Date will have, good, marketable and unencumbered title to such Units, free and clear of all liens, claims and encumbrances whatsoever, and (ii) such Redemption is in compliance with the provisions of Section 12.2 in the Agreement;

d) agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of the Units to Parent or the Company, as the case may be, such Tendering Member shall assume and pay such transfer tax; and

e) acknowledges that it will continue to own such Units until the Specified Redemption Date or this Notice of Redemption is withdrawn.

Date:
Name (Please Print)

Signature

Address:

EXHIBIT “B”

Form Notice of Conversion

To: Board of Directors of Cohen & Company Inc.

The undersigned hereby elects, effective upon the Specified Conversion Date, to convert              Plan Units of Cohen Brothers, LLC (the “Company”), representing all of the undersigned’s Plan Units, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement, dated as of                  , 2009, as the same may be amended, supplemented and/or restated (the “Agreement”), into the Plan Common Shares Conversion Amount pursuant to Section 12.3 of the Agreement. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Agreement.

The undersigned hereby:

a) undertakes to surrender all rights, title and interest in such Plan Units on the Specified Conversion Date;

b) directs that a certificate for Common Shares representing the Plan Common Shares Conversion Amount, deliverable on the Specified Conversion Date, be delivered to the name(s) and at the address(es) specified below:

Name:

Address:

c) represents, warrants, certifies and agrees that: (i) the undersigned has, and on the Specified Conversion Date will have, good, marketable and unencumbered title to such Plan Units, free and clear of all liens, claims and encumbrances whatsoever, and (ii) such Conversion is in compliance with the provisions of Section 12.3 in the Agreement;

d) agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax; and

e) acknowledges that the undersigned will continue to own such Plan Units until the Specified Conversion Date.

Date:
Name (Please Print)

Signature

Address:

EXHIBIT “C”

Form Notice of Forced Conversion

To: [INSERT NAME OF MEMBER]

Cohen & Company Inc., a Maryland corporation, hereby exercises its Forced Conversion rights, effective upon the Specified Conversion Date, to convert              Plan Units of Cohen Brothers, LLC (the “Company”), representing all of your Plan Units, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement, dated as of                  , 2009, as the same may be amended, supplemented and/or restated (the “Agreement”), into the Plan Common Shares Conversion Amount pursuant to Section 12.4 of the Agreement. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Agreement.

Date:

COHEN & COMPANY INC.

By:

Name:

Title:

[Acknowledgment page follows]

ACKNOWLEDGEMENT:

The undersigned Member hereby:

a) acknowledges receipt of the Notice of Forced Conversion;

b) undertakes to surrender all rights, title and interest in such Plan Units on the Specified Conversion Date;

c) directs that a certificate for Common Shares representing the Plan Common Shares Conversion Amount, deliverable on the Specified Conversion Date, be delivered to the name(s) and at the address(es) specified below:

Name:

Address:

d) represents, warrants, certifies and agrees that: (i) the undersigned has, and on the Specified Conversion Date will have, good, marketable and unencumbered title to such Plan Units, free and clear of all liens, claims and encumbrances whatsoever, and (ii) such Conversion is in compliance with the provisions of Section 12.3 in the Agreement;

e) agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Plan Units to Parent, such Member shall assume and pay such transfer tax; and

f) acknowledges that it will continue to own such Plan Units until the Specified Conversion Date.

Date:
Name (Please Print)

Signature

Address: